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                                                                       EXHIBIT 5

                              ITT INDUSTRIES, INC.
                              4 West Red Oak Lane
                             White Plains, NY 10604

                                                                October 27, 1998
ITT Industries, Inc.
4 West Red Oak Lane
White Plains, NY 10604

Dear Sirs:

     I am familiar with the ITT Industries 1997 Long-Term Incentive Plan (the "Plan") of ITT Industries, Inc., an Indiana corporation ("ITT Industries"), under which 500,000 shares of ITT Industries common stock, par value $1 per share, will be made available initially for issuance (the "Shares"). I have acted as counsel to ITT Industries in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of the Shares and 500,000 Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") which are appurtenant to, and trade with, the Shares. I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

     Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to the provisions of the Plan as set forth in the Registration Statement and ITT Industries' policies relating thereto, and any conditions or restrictions relating thereto shall have been satisfied, will be legally issued, fully paid and non-assessable. When the Rights are issued in accordance with the terms of the Plan and the Rights Agreement between ITT Industries and The Bank of New York, as Rights Agent, the Rights will be duly and validly issued.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ ROBERT W. BEICKE
                                          --------------------
                                          Robert W. Beicke
                                          Vice President, Associate
                                          General Counsel
                                          and Assistant Secretary